SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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Rackable Systems, Inc.

(Name of Registrant as Specified In Its Charter)

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RACKABLE SYSTEMS, INC.

46600 LANDING PARKWAY

FREMONT, CA 94538

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 23, 2007

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Rackable Systems, Inc., a Delaware corporation. The meeting will be held on Wednesday, May 23, 2007 at 9:00 a.m. local time at our executive offices located at 46600 Landing Parkway, Fremont, CA, 94538, for the following purposes:

1.	To elect six directors to serve for the ensuing year and until their successors are elected.

2.	To ratify the selection by our Audit Committee of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2007.

3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is April 2, 2007. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

William P. Garvey

Secretary

Fremont, California

April 10, 2007

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

RACKABLE SYSTEMS, INC.

46600 LANDING PARKWAY

FREMONT, CA 94538

PROXY STATEMENT

FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON

MAY 23, 2007

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because the Board of Directors (the “Board”) of Rackable Systems, Inc. is soliciting your proxy to vote at the 2007 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

We intend to mail this proxy statement and accompanying proxy card on or about April 16, 2007 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 2, 2007 will be entitled to vote at the annual meeting. On this record date, there were 28,600,951 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 2, 2007 your shares were registered directly in your name with Rackable Systems’ transfer agent, American Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 2, 2007 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of six directors;

•	Ratification of the selection by our Audit Committee of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2007.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting, or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•

To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Rackable Systems. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet if and as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 2, 2007.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all six nominees for director and “For” the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2007. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a written notice that you are revoking your proxy to Rackable Systems’ Secretary at 46600 Landing Parkway, Fremont, CA 94538.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 15, 2007 to our Corporate Secretary at 46600 Landing Parkway, Fremont, CA 94538; provided, however, that if our 2008 annual meeting is held before April 23, 2008 or after June 22, 2008, you must provide that specified information to us a reasonable time before we begin to print and send our proxy statement for our 2008 annual meeting. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director pursuant to our Bylaws, you must provide specified information to us between January 24, 2008 and February 23, 2008; provided, however, that if our 2008 annual meeting is held before April 23, 2008 or after June 22, 2008, you must provide that specified information to us between the 120th day prior to the 2008 annual meeting and not later than the 90th day prior to the 2008 annual meeting or the 10th day following the day on which we first publicly announce of the date of the 2008 annual meeting. If you wish to do so, please review our Bylaws, which contain a description of the information required to be submitted as well as additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange (“NYSE”), “non-routine” matters are generally those involving a contest or a matter that may substantially affect the rights or privileges of shareholders, such as mergers or shareholder proposals.

How many votes are needed to approve each proposal?

•	For the election of directors, the six nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected.

•

To be approved, Proposal No. 2 ratifying Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007 must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy. On the record date, there were 28,600,951 shares outstanding and entitled to vote. Thus 14,300,476 shares must be represented by stockholders present at the meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our quarterly report on Form 10-Q for the second quarter of 2007.

PROPOSAL 1

ELECTION OF DIRECTORS

Rackable Systems’ Board of Directors currently consists of seven directors, but will consist of six directors effective with the beginning of the annual meeting, as one of our current directors has declined to stand for reelection. Proxies can not be voted for a greater number of persons than the number nominees named. Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected, or until the director’s death, resignation or removal. Each of the nominees listed below is currently a director of Rackable Systems. Messrs. Barton, Griffiths, Schwartz and Verdoorn were previously elected by the stockholders, and Messrs. Barrenechea and Boesenberg were elected by the Board of Directors. A third-party search firm identified Messrs. Barrenechea and Boesenberg as potential director nominees to Rackable Systems’ Nominating and Corporate Governance Committee. The third-party search firm was paid a fee for its services, which included identifying and interviewing potential director nominees. Potential nominees were identified based on criteria established by the Nominating and Corporate Governance Committee, as described below. Although we do not have a formal policy regarding director attendance at our annual meetings, we intend to invite all of our directors to attend our annual meetings of stockholders. Three of the five members of our Board serving at the time of our 2006 annual meeting of stockholders attended the 2006 annual meeting of stockholders.

Directors are elected by a plurality of the votes properly cast in person or by proxy. The six nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the six nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by Rackable Systems’ management. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

NOMINEES

The following is a brief biography of each nominee for director.

Name	Age	Principal Occupation
Mr. Mark J. Barrenechea	42	Consultant
Mr. Thomas K. Barton	43	Chief Executive Officer of Rackable Systems
Mr. Charles M. Boesenberg	58	Retired
Mr. Gary A. Griffiths	56	President, Products and Operations, of WebEx Communications, Inc.
Mr. Hagi Schwartz	45	President, Magnolia Capital
Mr. Ronald D. Verdoorn	56	Retired

Mark J. Barrenechea has been a member of our Board of Directors since November 2006. Mr Barrenechea is currently an independent technology consultant. From June 2006 until January 2007, Mr. Barrenechea was a director at Garnett & Helfrich Capital, a private equity firm. From June 2003 to June 2006 Mr. Barrenechea held the positions of Senior Vice President of Product Development and Executive Vice President, Product Development at Computer Associates, an enterprise software company. From June 1997 to June 2003, Mr. Barrenechea served in a variety of positions including Senior Vice President, Applications Development, and as a member of the Executive Management Committee at Oracle Corporation, an enterprise software company. Mr. Barrenechea holds a B.S. in computer science from Saint Michael’s College.

Thomas K. Barton joined Rackable Systems in December 2002 as our President, Chief Executive Officer and a member of our Board of Directors. Mr. Barton relinquished the title of President in April 2006. From June 2002 to December 2002, Mr. Barton provided consulting services to us as a consultant at Callero Partners. From September 2000 to May 2002, Mr. Barton was a Venture Partner and Entrepreneur in Residence at Lightspeed

Venture Partners. From November 1999 to May 2000, Mr. Barton was Senior Vice President of Client Services at Red Hat, Inc., a software and services company. Mr. Barton joined Red Hat via its acquisition of Cygnus Solutions, a software development tools company. From August 1996 to its acquisition by Red Hat in November 1999, Mr. Barton held many positions at Cygnus Solutions, including interim CEO. Mr. Barton holds an A.B. in History, a B.S. in Industrial Engineering and an M.B.A. from Stanford University.

Charles M. Boesenberg has been a member of our Board of Directors since August 2006. From January 2002 to June 2006, Mr. Boesenberg served in various positions including Chief Executive Officer and Chairman of the Board at NetIQ Corp, a provider of integrated systems and security management solutions. Prior to joining NetIQ, Mr. Boesenberg held senior executive positions at IBM and Apple and served as president and chief executive officer of Central Point Software, Magellan and Integrated Systems. Mr. Boesenberg currently serves as a member of the Board of Directors of Callidus Software, a publicly traded provider of sales performance management software. Interwoven, a publicly traded provider of content management solutions and Keynote Systems, a publicly traded provider of on-demand test and measurement products for mobile communications, VoIP, streaming, and Internet performance. He has also previously served on the Board of Directors of Symantec, Macromedia and Maxtor. Mr. Boesenberg holds a B.S. in mechanical engineering from the Rose Hulman Institute of Technology and a M.S. in business administration from Boston University.

Gary A. Griffiths has been a member of our Board of Directors since November 2004. Mr. Griffiths joined WebEx Communications, Inc., a provider of web-based conferencing solutions in February 2006, as Vice President, Products and Operations and is currently President, Products and Operations. From June 1999 to July 2005, Mr. Griffiths was Chairman, President and Chief Executive Officer at Everdream Corporation, a technology services company. Mr. Griffiths holds a B.S. in Aerospace Engineering from the United States Naval Academy and an M.S. from George Washington University.

Hagi Schwartz has been a member of our Board of Directors since August 2004. Since February 2005, Mr. Schwartz has been President of Magnolia Capital, an investment advisory firm. From February 2003 to August 2005, Mr. Schwartz was Chief Financial Officer of HyperRoll, Inc., a provider of high-performance database aggregation and summarization software. From September 2000 to July 2002, Mr. Schwartz was Chief Financial Officer of ATRICA, Inc., a telecommunications company. From October 1999 to May 2000, Mr. Schwartz was Chief Financial Officer at Noosh, Inc., a print management software company. From January 1996 to September 1999, Mr. Schwartz served as Vice President of Finance and Chief Financial Officer of Check Point Software, Inc., a software company. Mr. Schwartz has a B.A. in Economics and Accounting from Bar Ilan University. Mr. Schwartz is a partner in Magnolia Capital Partners LTD, which provides corporate advisory services to its clients in Israel and the United States, and which has entered into a solicitation and referral agreement with one of the underwriters in our public offerings.

Ronald D. Verdoorn joined Rackable Systems as a director in March 2005 and was elected Chairman of the Board of Directors in January 2006. From January 1999 to 2002, Mr. Verdoorn served as Executive Vice President of Global Operations for Affymetrix, Inc., a company specializing in the development of technology for acquiring and managing complex genetic information for use in biomedical research, genomics and clinical diagnostics, following which he continued as a consultant until December 2003. From 1997 to 1999, Mr. Verdoorn served as an independent consultant to the hard disk drive industry. From 1983 to 1997, Mr. Verdoorn held a number of positions with Seagate Technology, Inc., most recently as Executive Vice President and Chief Operating Officer of Storage Products. Mr. Verdoorn has a B.A. in Sociology from Linfield College.

The Board Of Directors Recommends

A Vote In Favor Of Each Named Nominee.

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with our counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and Rackable Systems, its senior management and its independent auditors, the Board affirmatively has determined that the following directors are independent directors within the meaning of the applicable Nasdaq listing standards: Mr. Barrenechea, Mr. Boesenberg, Mr. Griffiths, Mr. Michael J. Maulick, Mr. Schwartz and Mr. Verdoorn. Mr. Maulick declined to stand for reelection at the annual meeting. In making this determination, the Board found that none of these directors or nominees for director have a material or other disqualifying relationship with Rackable Systems. The relationships considered by the Board in determining that these directors are independent consisted of (a) Mr. Griffith’s position as an executive officer of WebEx Communications, Inc. which is a customer of Rackable Systems. In 2006, WebEx purchased approximately $2.47 million of products and services from Rackable Systems and (b) Mr. Schwartz’s position as President of Magnolia Capital Partners LTD (“Magnolia”), which provides corporate advisory services to its clients in Israel and the United States and is party to an agreement (the “Referral Agreement”) under which Magnolia is entitled to compensation with respect to certain U.S. and Israeli clients for which Thomas Weisel Partners LLC, the investment banker in our public offerings in 2005 and 2006, provides investment banking services. We have been advised that Magnolia did not receive any compensation under the Referral Agreement in connection with our public offerings and will not receive any compensation in respect of any other services that may in the future be provided by Thomas Weisel Partners LLC to Rackable Systems. Mr. Barton, our Chief Executive Officer, is not an independent director.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

In fiscal 2006, during each regularly scheduled quarterly Board meeting, our independent directors met in executive sessions at which only independent directors were present.

In fiscal 2006 our Board had three committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The following tables summarize the meetings of the Board and its committees held during 2006, and the attendance of individual directors nominated for election. In addition, the Board of Directors and Compensation Committee each acted by unanimous written consent once during 2006. Directors are expected to attend all meetings and each director generally attends all meetings, subject to occasional scheduling conflicts.

Type of Meeting Held	Number of Meetings
Board	24
Audit Committee (“AUD”)	10
Compensation Committee (“COM”)	20
Nominating and Corporate Governance Committee (“NOM”)	2

Director	Board Meetings Attended		Committee Meetings Attended
Thomas K. Barton	24 of 24	100%
Mark J. Barrenechea (1)	2 of 3	67%
Charles M. Boesenberg (2)	11 of 13	85%	0 of 1 AUD	0%
			1 of 1 COM	100%
Gary A. Griffiths (3)	19 of 24	79%	8 of 10 AUD	80%
			17 of 20 COM	85%
			2 of 2 NOM	100%
Hagi Schwartz (4)	20 of 24	83%	10 of 10 AUD	100%
			16 of 19 COM	84%
			2 of 2 NOM	100%
Ronald D. Verdoorn	23 of 24	96%

(1)	Mr. Barrenechea was elected to the Board on November 17, 2006, and was appointed to serve on the Audit, Compensation and Nominating and Corporate Governance Committees on January 26, 2007.
(2)	Mr. Boesenberg was elected to Board on August, 29, 2006 and was appointed to serve on the Audit and Compensation Committees on October 25, 2006.
(3)	Mr. Griffiths ceased serving on the Compensation Committee on January 26, 2007.
(4)	Mr. Schwartz ceased serving on the Compensation Committee on October 25, 2006 and ceased serving on the Nominating and Corporate Governance Committee on January 26, 2007.

Only Mr. Barrenechea did not attend 75% or more of the aggregate of all Board meetings and meetings of committee upon which he served during 2006. Because only three Board meetings were held in 2006 after Mr. Barrenechea was elected to the Board, his inability to attend only one meeting caused his percentage attendance to fall below 75%.

Below is a description of each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee of the Board. The Board has determined that each member of each of these committees meets the applicable SEC and Nasdaq rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to Rackable Systems.

AUDIT COMMITTEE

The Audit Committee of the Board of Directors oversees our corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on Rackable Systems’ audit engagement team as required by law; confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review our annual audited financial statements and quarterly financial statements with management and the independent auditor. Four directors currently comprise the Audit Committee: Messrs. Barrenechea, Boesenberg, Griffiths and Schwartz (Chairman). The Board has adopted a written Audit Committee Charter, which can be found on our corporate website at www.rackable.com.

The Board annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of our Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards. The Board has determined that Mr. Schwartz qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Schwartz’s level of knowledge and experience based on a number of factors, including Mr. Schwartz’s past professional experience as the chief financial officer of various companies.

COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors reviews and approves the overall compensation strategy and policies for Rackable Systems. The Compensation Committee reviews and approves corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management; recommends to the Board for approval the compensation plans and programs for our company; determines and approves the compensation and other terms of employment of our Chief Executive Officer; determines and approves the compensation and other terms of employment of the other executive officers; determines and approves the compensation for our non-employee directors, and administers our stock option and stock purchase plans. Three directors currently comprise the Compensation Committee: Messrs. Barrenechea, Boesenberg, and Maulick (Chairman). All members of our Compensation Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards. The Board has adopted a written Compensation Committee Charter, which can be found on our corporate website at www.rackable.com.

The processes used by the Compensation Committee for the consideration and determination of executive officer and director compensation consist of the following:

•	regular meetings of the Compensation Committee to review and evaluate compensation matters

•	evaluating the chief executive officer’s recommendation regarding the amount and form of compensation for other executive officers

•	analyzing third party survey data in connection with evaluation of compensation matters

The Compensation Committee has full access to all books, records, facilities and personnel of Rackable Systems as deemed necessary or appropriate by any member of the Compensation Committee to discharge his or her responsibilities under its charter. The Compensation Committee has the authority to obtain, at the expense of Rackable Systems, advice and assistance from internal or external legal, accounting or other advisors and consultants In addition, the Compensation Committee has sole authority to retain and terminate any compensation consultant to assist in the evaluation of director, chief executive officer or senior executive compensation, including sole authority to approve such consultant’s reasonable fees and other retention terms, all at Rackable Systems’ expense. The Compensation Committee has the authority in incur other reasonable expenditures for external resources that the Compensation Committee deems necessary or appropriate in the performance of its duties. The Compensation Committee may form and delegate authority to subcommittees as appropriate, including, but not limited to, a subcommittee composed of one or more members of the Board to grant stock awards under Rackable Systems’ equity incentive plans to persons who are not (a) “Covered Employees” under Section 162(m) of the Internal Revenue Code; (b) individuals with respect to whom Rackable Systems wishes to comply with Section 162(m) of the Internal Revenue Code or (c) then subject to Section 16 of the Exchange Act.

The Compensation Committee has delegated the authority to the Chief Executive Officer to approve non-officer new hire options grants. The Chief Executive Officer does recommend the amount and form of compensation for other executive officers, but does not determine such compensation.

During 2006, the Compensation Committee hired Mercer Human Resource Consulting to conduct a compensation survey related to director compensation and executive compensation. Mercer was instructed to review the compensation paid to directors and executive officers at comparable companies, as determined by Mercer and compare the market data against Rackable Systems’ current director and executive officer compensation arrangements. Mercer was also instructed to make recommendations to the Compensation Committee as to possible changes to Rackable Systems compensation practices based upon the results of the survey. The Mercer report was presented to the Compensation Committee in August 2006. The Compensation Committee considered the Mercer report in connection with changes to director compensation that were adopted in October 2006. In addition, the Compensation Committee considered the Mercer report in establishing the chief executive officer’s compensation and other executive management compensation plans for 2007. Mercer also advised the Compensation Committee as to the appropriate levels to be set in connection with our change in control plans to appropriately incentivize our executive officers to support an acquisition of our company in the event that the Board of Directors determined to pursue such an acquisition, taking into account the lost value of stock options in the event that our company was acquired prior to the date upon which acceleration of the options held by these executive officers would be effective.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of Rackable Systems, reviewing and evaluating incumbent directors, selecting candidates for election to the Board, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board and developing a set of corporate governance principles for Rackable Systems. The Board has adopted a written Nominating and Corporate Governance Committee Charter, which can be found on our corporate website at www.rackable.com. Three directors comprise the Nominating and Corporate Governance Committee: Messrs. Barrenechea, Griffiths (Chairman) and Maulick. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards).

The Nominating and Corporate Governance Committee believes that nominees for director of Rackable Systems should possess the following minimum criteria: be able to read and understand basic financial statements; be over 21 years of age; and have the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider the following additional criteria for nominees for director of Rackable Systems: the candidate’s relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of Rackable Systems, demonstrated excellence in his or her field, having the ability to exercise sound business judgment, and having the commitment to rigorously represent the long-term interests of our stockholders. The Nominating and Corporate Governance Committee evaluates candidates for director nominees in the context of the current composition of the Board, the operating requirements of Rackable Systems, and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers the criteria for director qualifications set by the Board of Directors, as well as diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board and Rackable Systems to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews such directors’ overall service to Rackable Systems during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee must be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote. To date, the Nominating and Corporate Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates. To date, the Nominating and Corporate Governance Committee has not rejected a timely director nominee from a stockholder or stockholders holding more than 5% of our voting stock.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder or not. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: Rackable Systems at 46600 Landing Parkway, Fremont, CA, 94538 not less than six months prior to any meeting at which directors are to be elected. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of our stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Our Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Persons wishing to communicate with the Board or an individual director may send a written communication addressed as follows: Rackable Systems Board Communication, 46600 Landing Parkway, Fremont, CA, 94538. Any communication sent must state the number of shares owned by the security holder making the communication. Our corporate secretary will review each communication and forward such communication to the Board or to any individual director to whom the communication is addressed unless the communication is unduly frivolous, hostile, threatening or similarly inappropriate, in which case, our corporate secretary shall discard the communication.

CODE OF CONDUCT AND ETHICS

We have adopted the Rackable Systems, Inc. Code of Business Conduct and Ethics that applies to all officers, directors and employees, including the principal executive officer, principal financial officer and principal accounting officer. The Code of Business Conduct and Ethics is available on our website at www.rackable.com., and may be found as follows:

1.	From our main Web page, first click on “Investor Relations.”

2.	Next, click on “Corporate Governance.”

3.	Then, click on “Code of Conduct.”

Stockholders may request a free copy of the code by submitting a written request to Rackable Systems, Inc., Attention: Secretary, 46600 Landing Parkway, Fremont, CA, 94538. If we make any substantive amendments to our Code of Business Conduct and Ethics or grant any waiver from a provision of the code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The primary purpose of the Audit Committee is to assist the Board in its general oversight of Rackable Systems’ financial reporting process. The Audit Committee’s function is more fully described in its charter, which is available on our website at www.rackable.com. The Audit Committee reviews the charter on an annual basis. The Board annually reviews the Nasdaq listing standards’ definition of independence for audit committee members and has determined that each member of the Audit Committee meets that standard.

Our management has primary responsibility for preparing our financial statements, ensuring the integrity of such data and establishing the financial reporting process, including our systems of internal controls. Deloitte & Touche LLP, our independent registered public accounting firm, are responsible for performing an audit of our consolidated financial statements, and expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles in the Unites States. The Audit Committee’s responsibility is to oversee and review this process.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in our Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee reviewed and discussed with our independent registered public accounting firm its judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including those matters set forth in Statement of Auditing Standards No. 61, as amended, “Communication with Audit Committees” (Codification of Statements on Auditing Standards, AU Section 380). In addition, the Audit Committee has discussed with our independent registered public accounting firm its independence from management and Rackable Systems, including the matters in the written disclosures required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has considered the compatibility of non-audit services with the independent registered public accounting firm’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission. The Audit Committee and the Board have also recommended, subject to stockholder ratification, the retention of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

Respectfully submitted,

The Audit Committee of the Board of Directors

Hagi Schwartz (Chairman)

Mark J. Barrenechea

Charles M. Boesenberg

Gary A. Griffiths

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP as Rackable Systems’ independent auditors for the fiscal year ending December 31, 2007 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Deloitte & Touche LLP has audited our financial statements since our inception as a Delaware corporation in December 2002, and before that it audited our predecessor entities. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte & Touche LLP as our independent auditors. However, the Audit Committee of the Board is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of Rackable Systems and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Deloitte & Touche LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

The Board Of Directors Recommends

A Vote In Favor Of Proposal 2.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table presents fees for professional audit services rendered by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”) for the audit of our annual financial statements for 2006 and 2005, and fees billed for all other services rendered by the Deloitte Entities.

	Fiscal Year Ended (in thousands)
	2006	2005
Audit Fees (a)	$1,741	$1,740
Audit-related Fees (b)	298	—
Tax Fees (c)	189	85
All Other Fees (specifically describe all other fees incurred)	—	—

Total Fees	$2,228	$1,825

(a)	Fees for audit services performed for fiscal years 2005 and 2006 consisted of:

•	Audit of our annual financial statements.

•	Reviews of our quarterly financial statements.

•	Fees for services rendered in connection with our Form S-1 and Form S-8 filings.

•	Comfort letters, consents and other services related to Securities and Exchange Commission matters.

(b)	Consists of fees for services rendered in connection with our acquisition of Terrascale Technologies.
(c)	Fees for tax services billed in 2005 and 2006 consisted of tax compliance, Federal and state income tax return assistance and tax advice.

PRE-APPROVAL POLICIES AND PROCEDURES.

As required by Section 10A(i)(1) of the Exchange Act, all non-audit services to be performed by Rackable Systems’ principal accountants must be approved in advance by the Audit Committee of the Board of Directors, subject to certain exceptions relating to non-audit services accounting for less than five percent of the total fees paid to its principal accountants which are subsequently ratified by the Audit Committee (the De Minimus Exception). The Audit Committee has established procedures by which the Chairperson of the Audit Committee may pre-approve such services provided the Chairperson report the details of the services to the full Audit Committee at its next regularly scheduled meeting and the fees for such services prior to such report to not exceed $50,000 in the aggregate. None of the non-audit services described above were performed pursuant to the De Minimus Exception during 2006.

The Audit Committee has determined that the rendering of the services other than audit services by Deloitte & Touche LLP is compatible with maintaining the principal accountant’s independence.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of March 16, 2007 by: (1) each director and nominee for director; (2) each of the executive officers named in the Summary Compensation Table; (3) all our executive officers and directors as a group; and (4) all those known by us to be beneficial owners of more than five percent of our common stock, if any. We do not have any class of equity securities outstanding other than our common stock.

	Beneficial Ownership (1)
Name and Address of Beneficial Owner	Number of Shares	Percent of Total
FMR Corp., et al (2)	4,213,231	14.7%
Franklin Resources, Inc., et al (3)	2,130,398	7.5%
Waddell & Reed Financial Inc., et al (4)	2,070,500	7.2%
Thomas K. Barton (5)	599,848	2.1%
Todd R. Ford (6)	287,195	1.0%
Thomas Gallivan (7)	378	*
Madhu Ranganathan (8)	75,880	*
Robert Weisickle (9)	45,030	*
Mark J. Barrenechea (10)	3,124	*
Charles M. Boesenberg (10)	4,999	*
Gary A. Griffiths (10)	24,166	*
Michael J. Maulick (10)	11,351	*
Hagi Schwartz (10)	28,333	*
Ronald D. Verdoorn (10)	22,083	*
All current directors and executive officers as a group (11 persons) (11)	1,130,328	3.8%

*	Represents beneficial ownership of less than one percent of the outstanding shares of common stock.
(1)	This table is based upon information supplied by officers and directors and upon information gathered by Rackable Systems about principal stockholders known to us based on a Schedule 13G filed with the Securities and Exchange Commission (the “SEC”). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 28,579,474 shares outstanding on March 16, 2007, adjusted as required by rules promulgated by the SEC. All shares of common stock subject to options currently exercisable or exercisable within 60 days after March 16, 2007 are deemed to be outstanding for the purpose of computing the percentage of ownership of the person holding such options, but are not deemed to be outstanding for computing the percentage of ownership of any other person.
(2)	Based on information set forth in a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2007 by FMR Corp. and certain related entities FMR Corp. has sole power to vote or direct the vote over 353,281 shares and sole power to dispose or direct the disposition of 4,213,231 shares. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR Corp. and an investment adviser is the beneficial owner of 3,786,050 shares as a result of acting as investment adviser to various funds. Edward C. Johnson 3d and FMR Corp., through its control of Fidelity, and the funds each has sole power to dispose of the 3,786,050 shares owned by the funds. The address of FMR Corp. Fidelity and Mr. is 82 Devonshire Street, Boston, MA 02109.
(3)

Based on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 6, 2007 by Franklin Resources, Inc. and certain related entities. Based on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 6, 2007 by Franklin Resources, Inc. and certain related entities. Franklin Resources, Inc. is the parent company of investment managers that collectively beneficially own these shares. Charles B. Johnson and Rupert H. Johnson, Jr. each own in excess of 10% of the outstanding common stock of Franklin Resources, Inc. and are the principal stockholders of Franklin Resources, Inc. Franklin Resources, Inc. and Messrs. Johnson and Johnson have sole voting and dispositive power over these shares. Franklin Advisers, Inc. has sole voting power with respect to 1,956,190 of these shares, and sole dispositive power with respect to 1,977,990 of these shares. The address of Franklin Resources, Inc., Franklin Resources, Inc. and Messrs. Johnson and Johnson is One Franklin Parkway, San Mateo, CA 94403.

(4)	Based on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 9, 2007 by Waddell & Reed Financial Inc. and certain related entities. Waddell & Reed Financial, Inc. has sole voting and investment power with respect to these shares, and each of its related companies Waddell & Reed Investment Management Company, Waddell & Reed, Inc., and Waddell & Reed Financial Services, Inc., has sole voting and investment power with respect to 1,820,000 of these shares. The address of each of these entities is 6300 Lamar Avenue, Overland Park, KS 66202.
(5)	Includes 535,257 shares issuable upon the exercise of options exercisable within 60 days after March 16, 2007.
(6)	Includes 240,568 shares issuable upon the exercise of options exercisable within 60 days after March 16, 2007.
(7)	Mr. Gallivan ceased to be an executive officer on January 5, 2007.
(8)	Includes 51,145 shares issuable upon the exercise of options exercisable within 60 days after March 16, 2007.
(9)	Mr. Weisickle ceased to be an executive officer on February 26, 2007. Includes 34,375 shares issuable upon the exercise of options exercisable within 60 days after March 16, 2007.
(10)	Consists solely of shares issuable upon the exercise of options exercisable within 60 days after March 16, 2007.
(11)	Includes 944,639 shares issuable upon the exercise of stock options within 60 days after March 16, 2007. See footnotes 5, 6, 8, 9, and 10 above.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “1934 Act”) requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Rackable Systems. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2006, all Section 16(a) filing requirements applicable to its officers and directors were complied with; except that Mr. Ford and Mr. Garvey each filed one report late covering one transaction. We did not receive any representations or reports from greater than ten percent beneficial owners.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2006 with respect to shares of our Common Stock that may be issued under our existing equity compensation plans.

Plan category	Number of securities to be issued upon exercise of options		Weighted average exercise price of outstanding options	Number of available securities remaining for future issuance
Equity compensation plans approved by stockholders (1)	3,412,455	(3)	$15.39	712,766	(4)
Equity compensation plans not approved by stockholders (2)	1,361.016		$34.34	138,365

Total	4,773,471		$20.79	851,131

(1)	Consists of four plans: our 2002 Stock Option Plan, 2005 Equity Incentive Plan (the “2005” Plan), 2005 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”) and the 2005 Employee Stock Purchase Plan (the “Purchase Plan”).
(2)	Consists of one plan: our 2006 New Recruit Equity Incentive Plan (the “2006 Plan”). See Note 5 of the Notes to Consolidated Financial Statements in our 2006 Annual Report on Form 10-K for a description of this plan.
(3)

Excludes purchase rights accruing under the Purchase Plan. Under the Purchase Plan, each eligible employee may purchase up to $25,000 worth of Rackable Systems’ Common Stock (determined on the basis of the fair market value per share on the date or dates such rights are granted and subject to a maximum number of shares, as determined by the Board from time to time, which is currently 1,333 shares per purchase date) at each semi-annual purchase date (the February 14th and August 14th each year) at a purchase price per share equal to eighty-five percent (85%) of the lower of (a) the closing selling price per share of Common Stock on the date immediately preceding the start date of offering period in which that semi-annual purchase date occurs and (b) the closing selling price per share of Common Stock on the semi-annual purchase date.

(4)	Includes shares available for future issuance under the 2005 Plan, the Directors’ Plan and the Purchase Plan. As of December 31, 2006, an aggregate of 197,145, 28,503 and 487,118 shares of common stock were available for issuance under the 2005 Plan, the Directors’ Plan and the Purchase Plan, respectively.

The number of shares of common stock available for issuance under the 2005 Plan automatically increases on January 1st each year, by the lesser of:

•	4% of the total number of shares of common stock outstanding on the date immediately preceding the date of increase;

•

the greatest number of shares of common stock that could be added to the 2005 Plan as of that date without causing the number of shares not already subject to outstanding stock awards under the 2005 Plan as of that date to exceed 7% of the fully diluted number of shares of common stock on the day prior to the determination, which fully diluted number includes all shares available for issuance under all of our equity compensation plans, whether or not subject to stock awards; and

•	such smaller number as may be determined by our board of directors prior to that date.

The number of shares of common stock available for issuance under the Directors’ Plan automatically increases on January 1st each year by the number of shares of common stock subject to options granted during the preceding calendar year.

The number of shares of common stock available for issuance under the Purchase Plan automatically increases on January 1st each year by the by the lesser of:

•	1% of the total number of shares of common stock outstanding on the date immediately preceding the date of increase;

•	400,000 shares;

•

the greatest number of shares of common stock that could be added to the purchase plan as of such date without causing the number of shares that may be sold under the purchase plan as of that date to exceed 3% of the number of shares of common stock outstanding on December 31st of the preceding calendar year; and

•	such smaller number as may be determined by our board of directors prior to that date.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

COMPENSATION OF DIRECTORS

The following table shows for the fiscal year ended December 31, 2006 certain information with respect to the compensation of all non-employee directors of Rackable Systems:

DIRECTOR COMPENSATION FOR FISCAL 2006

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)	Total ($)
Mr. Mark J. Barrenechea	$4,375	$66,092	$70,467
Mr. Charles M. Boesenberg	$12,500	$125,956	$138,456
Mr. Gary A. Griffiths	$45,000	$161,825	$206,825
Mr. Michael J. Maulick	$45,000	$162,078	$207,078
Mr. Hagi Schwartz	$50,834	$144,975	$195,809
Mr. Ronald D. Verdoorn	$46,667	$175,270	$221,937

(1)	This column represents annual director fees, non-employee chairman fees, committee chairman fees and other committee member fees earned in 2006. Excludes fees paid in 2006 but earned in 2005.
(2)	The dollar amount in this column represent the compensation cost for the year ended December 31, 2006 of stock option awards granted in and prior to 2006. These amounts have been calculated in accordance with SFAS No. 123R ignoring the estimates of forfeiture and using the Black Scholes option-pricing model. Assumptions used in the calculation of these amounts are included in footnote 5 to our audited financial statements for the fiscal year ended December 31, 2006 included in our Annual Report on Form 10-K. The options that were issued in 2006 to our non-employee directors consist of the following grants:

Name	Date of Grant	Price of Grant	Number of Shares (1)	Full Grant Date Fair Value (2)
Mr. Barrenechea	11/17/06	$35.94	30,000	$620,949
Mr. Boesenberg	08/29/06	$26.68	30,000	$479,822
Mr. Griffiths	05/31/06	$37.91	3,666	$89,440
Mr. Maulick	05/31/06	$37.91	3,666	$89,440
Mr. Schwartz	05/31/06	$37.91	5,333	$130,110
Mr. Verdoorn	05/31/06	$37.91	2,833	$69,117

(1)

All shares vest as to 1/12th of the shares per month commencing May 31, 2009, except with respect to Messrs. Boesenberg and Barrenechea options which shall vest as to 1/48th of the shares monthly from the date of grant.

(2)	These amounts have been calculated in accordance with SFAS No. 123R using the Black-Scholes pricing model.

On August 11, 2006, the Compensation Committee (the “Committee”) of the Board of Directors, amended the cash compensation arrangement applicable to our non-employee directors. The amended cash compensation arrangement became effective on October 1, 2006, and is as follows:

	Effective October 1, 2006	Prior to Change
Annual Retainer for Board Members:	$35,000	$35,000
Annual Retainer for Committee Positions:
Audit Committee Chairperson:	$15,000	$10,000
Other Audit Committee members:	$2,500	$2,500
Compensation Committee Chairperson:	$5,000	$5,000
Other Compensation Committee members:	$2,500	$2,500
Nominating Committee Chairperson:	$5,000	$5,000
Other Nominating Committee members:	$2,500	$2,500
Annual Retainer for Non-Employee Chairman of the Board:	$20,000	$10,000

All retainer payments will be paid quarterly in arrears, pro-rated for any partial quarters served. In addition, we also reimburse our non-employee directors for all reasonable expenses incurred in attending meetings of the Board and its committees.

In January 2005, we adopted our 2005 Non-Employee Directors’ Stock Option Plan to provide for the automatic grant of options to purchase shares of common stock to our non-employee directors who are not our employees or consultants or who can exercise voting power over 10% or more of our common stock. Under our 2005 Non-Employee Directors’ Stock Option Plan:

•	any new non-employee director will receive an initial option to purchase 11,333 shares of common stock;

•	any non-employee director who becomes our audit committee chairman will receive an initial option to purchase 10,000 shares of common stock; and

•	any non-employee director who becomes our compensation or nominating and corporate governance committee chairman will receive an initial option to purchase 3,333 shares of common stock.

In addition, under our 2005 Non-Employee Directors’ Stock Option Plan, each non-employee director, commencing with our annual meeting of stockholders in 2006, will receive an annual option grant to purchase 2,833 shares of our common stock, our audit committee chairman will receive an annual grant to purchase 2,500 shares of our common stock, and each compensation committee chairman and nominating and corporate governance committee chairman will receive an annual grant to purchase 833 shares of our common stock. Annual grants will be reduced proportionally if the person did not serve in that capacity for the full year prior to the annual grant.

In August 2006, the Committee approved an equity arrangement under which additional grants of stock options would be made to non-employee directors as follows:

•

each non-employee director who is appointed as a member of the Board of Directors after August 11, 2006 would be granted an option to purchase 18,667 shares of common stock, effective upon the date of such appointment. One Forty-Eighth ( 1/48) of such shares would vest for each full month of Board service following the grant date; and

•

upon the date of each Annual Meeting of Stockholders held after 2006 (“Annual Meeting Date”), each non-employee director serving as a member of the Board of Directors immediately following such meeting shall be granted an option to purchase 7,167 shares of common stock; provided, that, in 2007, such grants would be made on the later of the Annual Meeting Date and June 11, 2007. One-Twelfth ( 1/12) of such shares would vest for each full month of Board service following the grate date.

These options would be granted out of our 2005 Equity Incentive Plan and will be granted in addition to any automatic grants provided for under our 2005 Non-Employee Directors’ Stock Option Plan.

COMPENSATION DISCUSSION AND ANALYSIS

The primary objectives of the Compensation Committee of our board of directors with respect to executive compensation are as follows:

1.	to attract and retain qualified senior executive management.
2.	to fairly compensate senior executives for the value of work provided
3.	to compensate executives for achieving specific company goals and objectives
4.	to provide equity awards to executives so that each executive has a meaningful ownership interest in the company
5.	to implement executive compensation programs in an objective and non-discriminatory manner

To achieve these objectives, the Compensation Committee implements and maintains compensation plans that tie a substantial portion of executives’ overall compensation to individual and company performance and the price of our stock. Overall, an executive’s total compensation is intended to create an executive compensation program that is set at levels competitive with the executive compensation paid by other comparable public technology companies.

During 2006, the Compensation Committee retained the compensation consulting firm of Mercer Human Resource Consulting to evaluate our compensation practices and to assist in developing and implementing the executive compensation program. The Mercer firm developed a competitive peer group and performed analyses of competitive compensation levels relative to this peer group and surveys of market compensation practices. It also met with members of the Compensation Committee and senior management to learn about our business operations and strategy as a public company, key performance metrics and target goals, and the labor and capital markets in which we will compete. It developed recommendations that were reviewed by the Compensation Committee and used by the Compensation Committee as part of its compensation decision making process. The data used in the Mercer review consisted of compensation practices among 15 public technology companies with median revenue of the group being $216 million (“Peer Companies”) as well as compensation data from Mercer’s executive compensation database covering a broader selection of companies of similar size to Rackable Systems. The Peer Companies were Brocade Communications Systems, Inc., Electronics for Imaging, Inc., Emulex Corporation, Synaptics Incorporated, Novatel Wireless, Inc., SBS Technologies, Inc., Neoware, Inc., Tibco Software Inc., Infospace, Inc., Webex Communications, Inc., Digital River, Inc., Digital Insight Corporation, JDA Software Group, Inc., webMethods, Inc. and iPass Inc. Compensation elements included in the review included annual base salary, annual target bonus and stock awards for executive officers and annual Board and Board committee retainers, meeting fees and stock awards for board members. Mercer also advised the Compensation Committee as to the appropriate levels to be set in connection with our change in control plans to provide the appropriate incentives for our executive officers to support an acquisition of our company in the event that the Board of Directors determined to pursue such an acquisition, taking into account the lost value of stock options in the event that our company was acquired prior to the date upon which acceleration of the options held by these executive officers would be effective.

Compensation Components

Compensation is broken out into the following components:

Base Salary. Base salaries for our executives are established based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions. Generally, we believe that executive base salaries should be targeted at or above the 50th percentile of salaries for executives in similar positions and with similar responsibilities at Peer Companies in order to attract and retain qualified executives. Base salaries are generally reviewed annually, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience.

Annual Bonus. The Compensation Committee believes that a substantial portion of the annual cash compensation for each executive officer should be in the form of variable incentive bonuses and our policy is to target annual incentive bonuses at or above the 50th percentile of Peer Companies. The annual incentive bonuses are intended to compensate officers for achieving quarterly and annual financial goals and specific operating metrics at the corporate level and for achieving measurable individual performance objectives. Our annual management bonus plan provides for a cash bonus, dependent upon the level of achievement of annual and quarterly corporate goals and personal performance goals. Depending on the achievement of the predetermined targets, the annual bonus may be less than or greater than the target bonus. In 2006, all executive officers other than Mr. Barton, Mr. Ford and Mr. Gallivan were eligible to earn quarterly bonuses, 50% of which were tied to the executive achieving individual quarterly objectives that were established by Mr. Barton and the other 50% tied to the company meeting quarterly revenue and earnings per share targets. The individual quarterly objectives were established based upon business, operational and administrative objectives that Mr. Barton wanted the company to accomplish each quarter. Meeting these individual objectives required reasonable efforts from the executives. The revenue and earnings per share targets were established at the beginning of each quarter and were based on the high-end of the ranges for these metrics as stated on company’s quarterly earnings call. The Compensation Committee felt that these targets would be somewhat difficult for the company to achieve. Mr. Barton and Mr. Ford were eligible to earn quarterly bonuses based solely on the company meeting the same quarterly goals for revenue and earnings per share discussed above. Mr. Gallivan’s bonus was a commission based plan whereby Mr. Gallivan earned commissions based on the sales of the company’s products and services. The sales targets for Mr. Gallivan’s commission plan were established at the beginning of the year and, at the time, were believed by the Committee to be somewhat difficult to achieve.

Long-Term Equity-Based Incentive Awards. The goal of Rackable Systems’ long-term, equity-based incentive wards is to align the interests of executive officers with stockholders and to provide each executive officer with an incentive to manage Rackable Systems from the perspective of an owner with an equity stake in the business. We further believe that long-term performance is achieved through an ownership culture that encourages long-term performance by our executive officers through the use of stock-based awards. In addition, we believe that having a meaningful equity ownership in the company assists us in retaining our key employees. The Compensation Committee determines the size of the equity-based incentives according to each executive’s position within Rackable Systems and sets a level it considers appropriate to create a meaningful opportunity for reward based on increasing stockholder value. In addition, the Compensation Committee takes into account an individual’s performance, his potential for future responsibility and promotion, and competitive compensation targets for the individual’s position and level of contribution. The relative weight given to these factors varies among individuals at the Compensation Committee’s discretion.

During 2006, the compensation Committee made option grants to Rackable Systems’ executive officers. Each grant allows the executive officer to acquire shares of Rackable Systems’ common stock at a fixed price per share. The option grant will provide a return only if Rackable Systems’ common stock appreciates over the option term. In addition to option grants, the Compensation Committee granted restricted shares to executives. The return provided by the restricted shares will be based on the company’s stock price at the time the restricted shares are sold.

The option grant made to Mr. Gallivan in February 2006, was based on the executive’s position in the company and performance in 2005. The option grant made to Mr. Weisickle in February 2006 was made in connection with the start of Mr. Weisickle’s employment with the company and was based on arms-length negotiation between the company and Mr. Weisickle. For the equity based awards made in September 2006, the Compensation Committee took into consideration the executive’s position in the company, the importance of the executive to the company’s future success and recommendations made by Mercer to determine the size of the equity based awards. The Mercer recommendations were based on an assessment of equity grants for each executive based on the estimated value of the awards on the date of grant, the approximate percentage of the ownership of the Company that would be granted to each executive, the proportion of the total equity pool for the entire Company that would be granted to each executive, and the size of the grant for each executive relative to the size of the grant for the CEO position. In September 2006, for the first time, the Compensation Committee issued restricted stock to executives. The Compensation Committee’s decision to issue restricted stock was based on the belief that restricted stock awards provide incentive to executives to preserve short term stockholder value, while stock options provide an incentive to executives to increase stockholder value over the longer term. The Compensation Committee determined the mix between restricted stock and stock options based on its view that stock options provide incentive to executives to create long term stockholder value and therefore the executives should have a greater portion of their equity based incentive awards in stock options than restricted stock.

Other Compensation. Our executives are parties to employment agreements and offer letters (“Employment Agreements”) that contain provisions regarding severance benefits in the event the executive is terminated without cause or is terminated in connection with a change in control. Severance benefits were determined through arms-length negotiations at the time each executive was hired by Rackable Systems. The Compensation

Committee believes these severance provisions were necessary to attractive the executives to the company, are important for the retention of these executives and are customary for executives holding these positions. A summary of the material terms of these Employment Agreements, together with a quantification of the benefits available under the agreements, may be found in the section of the proxy statement entitled “Executive Compensation—Potential Payments Upon Termination or Change of Control.” In addition, for Mr. Barton and Mr. Ford, the company paid the employee portion of the premium for the company health plans in which these executives enrolled. This benefit was agreed to by the Board of Directors in 2002 when Mr. Barton and Mr. Ford joined the company. We believe this perquisite is reasonable and is a factor in retaining these executive officers.

Change of Control Plans. During 2006, the company adopted two change of control plans, one in which Mr. Barton and Mr. Ford participate, and the other in which Ms. Ranganathan and Mr. Gallivan participate. These plans provide for a cash payment to the executive in the event that the change of control of the company occurs before June 8, 2007. The cash payment is calculated based upon the “premium” received in the change in control in order to provide the incentive for the executives to achieve the largest premium possible in the event of negotiating a transaction. For Ms. Ranganathan and Mr. Gallivan, their employment must also be terminated by the company without cause (as defined in the Severance Plan), or by the executive as a result of a constructive termination by June 8, 2007 in order to receive the cash payment. Mr. Barton and Mr. Ford have a “single trigger” under their change of control plan, which is consistent with the option acceleration provision contained in their employment agreements. Ms. Ranganathan and Mr. Gallivan have a “double trigger” under their change of control plans, which is consistent with the option acceleration provision contained in their employment agreements. All of the executives have stock awards granted under the company’s 2005 Equity Incentive Plan which restricts the accelerated vesting of stock awards. The restriction on the accelerated vesting of stock awards in the 2005 Equity Incentive Plan ceases on June 8, 2007 which is the termination date of the change of control plans. Mercer advised the Compensation Committee as to the appropriate levels to be set in connection with these plans as described above. A summary of the material terms of these plans, together with a quantification of the benefits available under the agreements, may be found in the section of the proxy statement entitled “Executive Compensation—Potential Payments Upon Termination or Change of Control—Plans.”

COMPENSATION COMMITTEE REPORT (1)

The Compensation Committee of the Board of Rackable Systems, Inc. has reviewed and discussed with management the information contained in the Compensation Discussion and Analysis section of this Proxy Statement and, based upon the review and discussions, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE:

Michael J. Maulick (Chairman)

Mark J. Barrenechea

Charles M. Boesenberg

Gary A. Griffiths

Hagi Schwartz

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Rackable Systems under the Securities Act of 1933 or the Securities Exchange Act of 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

EXECUTIVE COMPENSATION

Summary of Executive Compensation

The following table shows the compensation awarded or paid to, or earned by, our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers serving in such capacity at December 31, 2006. We refer to these employees collectively as our “named executive officers.”

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Thomas K. Barton Chief Executive Officer	2006	$340,000	—		$70,016	$760,379	$120,006	$5,544	(3)	$1,295,945
Todd R. Ford President	2006	$260,500	—		$48,472	$707,424	$68,575	$5,544	(3)	$1,090,515
Madhu Ranganathan Chief Financial Officer	2006	$200,000	—		$21,543	$927,768	$61,011	—		$1,210,322
Thomas Gallivan (4) Vice President of Worldwide Sales	2006	$200,000	$285,378	(5)	$10,768	$511,092	—	—		$1,009,238
Robert Weisickle (6) Vice President of Engineering	2006	$202,231	—		$21,543	$1,206,672	$53,144	20,368	(7)	$1,503,958

(1)	The dollar amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R), ignoring the estimates of forfeiture, related to non-option awards and include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in footnote 5 to our audited financial statements for the fiscal year ended December 31, 2006 included in our Annual Report on Form 10-K.
(2)	The dollar amount in this column represent the compensation cost for the year ended December 31, 2006 of stock option awards granted in and prior to 2006. These amounts have been calculated in accordance with SFAS No. 123R ignoring the estimates of forfeiture and using the Black Scholes option-pricing model. Assumptions used in the calculation of these amounts are included in footnote 5 to our audited financial statements for the fiscal year ended December 31, 2006 included in our Annual Report on Form 10-K.
(3)	Represents health benefits for which the officer does not contribute.
(4)	Mr. Gallivan’s employment with Rackable Systems ceased on January 5, 2007.
(5)	Includes bonus payments paid in 2006, which consisted entirely of sales commissions.
(6)	Mr. Weisickle’s employment with Rackable Systems ceased on February 26, 2007.
(7)	Represents $13,758 for reimbursement of rent and $6,609 for tax gross-up.

GRANTS OF PLAN-BASED AWARDS

The following table shows for the fiscal year ended December 31, 2006, certain information regarding grants of plan-based awards to the named executive officers:

Grants of Plan-Based Awards in Fiscal 2006

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)		All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)		Grant Date Fair Value of Stock and Option Awards ($)(5)
		Thresh- old ($)	Target ($)(1)	Maximum ($)
Mr. Barton	09/01/06 09/01/06	—	$175,000	$175,000	175,000 —		— 32,500		$27.36 —	$ $	2,869,329 889,200
Mr. Ford	09/01/06 09/01/06	—	$100,000	$100,000	162,500 —		— 22,500		$27.36 —	$ $	2,664,377 615,600
Ms. Ranganathan	09/01/06 09/01/06	—	$80,000	$96,000	30,000 —		— 10,000		$27.36 —	$ $	491,885 273,600
Mr. Gallivan	02/01/06 09/01/06 09/01/06	—	$220,000	—	10,000 15,000 —		— — 5,000	$ $	31.02 27.36 —	$ $ $	166,790 245,944 136,800
Mr. Weisickle	02/01/06 09/01/06 09/01/06	—	$80,000	$96,000	125,000 30,000 —	(3)	— — 10,000	$ $	31.02 27.36 —	$ $ $	2,109,582 491,885 273,600

(1)	This column sets forth the target amount of each named executive officer’s annual cash bonus award for the year ended December 31, 2006 under our annual cash bonus award program. The actual cash bonus award earned for the year ended December 31, 2006 for each named executive officer is set forth in the 2006 Summary Compensation Table above. As such, the amounts set forth in this column do not represent additional compensation earned by the named executive officers for the year ended December 31, 2006. For a description of our annual cash bonus award program, see “Compensation Discussion and Analysis.”
(2)

Unless otherwise noted, stock options were granted pursuant to the 2005 Equity Incentive Plan. 1/48th of the shares subject to the stock option vest monthly from the date of grant. Vesting is contingent upon continued service with us.

(3)

Stock option was granted pursuant to the 2006 New Recruit Equity Incentive Plan. 1/4th of the shares subject to the stock option vest on the first anniversary of the grant date and the remainder vest monthly over the next 36 months. Vesting is contingent upon continued service with us.

(4)

Stock awards were granted pursuant to the 2005 Equity Incentive Plan. 1/16th of the shares subject to the stock option vest each every three months from the date of grant. Vesting is contingent upon continued service with us.

(5)	Represents the grant date fair value of such option award as determined in accordance with SFAS 123R. These amounts have been calculated in accordance with SFAS No. 123R using the Black Scholes valuation model.

The amount of salary and bonus in proportion to total compensation in 2006 varied by executive but was consistent with the Compensation Committee’s objectives with respect to executive compensation that are as follows:

1	to attract and retain qualified senior executive management

2	to fairly compensate senior executives for the value of work provided

3	to compensate executives for achieving specific company goals and objectives

4	to provide equity awards to executives so that each executive has a meaningful ownership interest in the company

5	to implement executive compensation programs in an objective and non-discriminatory manner

See “Compensation Discussion and Analysis” above for a discussion of our annual bonus structure and other elements of compensation.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR–END

The following table shows for the fiscal year ended December 31, 2006, certain information regarding outstanding equity awards at fiscal year end for the named executive officers.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2006

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Mr. Barton	183,334 308,174 10,937	(1) (1) (2)	0 0 164,063	$ $ $	0.71 2.14 27.36	12/22/12 12/22/12 09/01/16	32,500	$1,006,525
Mr. Ford	117,087 102,857 10,156	(1) (1) (2)	0 0 152,344	$ $ $	0.71 2.14 27.36	12/22/12 12/22/12 09/01/16	22,500	$696,825
Ms. Ranganathan	31,250 1,875	(3) (2)	93,750 28,125	$ $	22.86 27.36	12/05/15 09/01/16	10,000	$309,700
Mr. Gallivan	16,000 5,833 11,666 2,083 937	(4) (4) (2) (2) (2)	55,000 10,833 23,334 7,917 14,063	$ $ $ $ $	6.00 10.88 12.82 31.02 27.36	01/01/15 03/15/15 08/25/15 02/01/10 09/01/16	5,000	$154,850
Mr. Weisickle	0 1,875	(2) (2)	125,000 28,125	$ $	31.02 27.36	02/01/10 09/01/16	10,000	$309,700

(1)	The stock option vests as to 1/5th of the shares of common stock subject to the stock option on the first anniversary of the date of grant; the balance of the shares subject to the stock option vest and become exercisable in a series of forty-eight (48) successive equal monthly installments measured from the first anniversary of the date of grant. The shares may be exercised prior to vesting, subject to a right of repurchase.
(2)	The stock option vest as to 1/48th of the shares of common stock subject to the stock option each month from the date of grant.
(3)	The stock option vest as to 1/4th of the shares of common stock subject to the stock option on the first anniversary of the date of grant and the remainder shares subject to the stock option vest in a series of thirty six (36) successive equal monthly installment over the next 36 months.
(4)	The stock option vest as to 1/5th of the shares of common stock subject to the stock option on the first anniversary of the vesting commencement date; the balance of the shares subject to the stock option vest and become exercisable in a series of forty-eight (48) successive equal monthly installments measured from the first anniversary of the vesting commencement date.

OPTION EXERCISES AND STOCK VESTED

The following table shows for the fiscal year ended December 31, 2006, certain information regarding option exercises and stock vested during the last fiscal year with respect to the named executive officers:

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2006

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Mr. Barton	200,000	$7,232,022.63
Mr. Ford	375,000	$12,611,401.89
Ms. Ranganathan	—	—
Mr. Gallivan	20,000	$621,000.00
Mr. Weisickle	—	—

(1)	Represents the difference between the aggregate market price of the common stock acquired on the date of exercise, less the aggregate exercise price.

Potential Payments Upon Termination or Change of Control

Termination of Employment

We have entered into employment agreements with certain of our named executive officers that require us to make payments upon constructive termination or termination either before or after a change in control of Rackable Systems. These arrangements are discussed below. The compensation to which our named executive officers are entitled varies depending on the nature of termination. Unless otherwise indicated in the descriptions below, in each of these employment agreements:

“cause”—is defined as one or more of the following events: (a) the commission of a crime involving moral turpitude, (b) the commission of fraud or intentional deceit with respect to Rackable Systems, (c) any act or omission involving dishonesty that causes material injury to Rackable Systems, or any of its constituencies, (d) gross negligence with respect to Rackable Systems or any of its subsidiaries, (e) willful misconduct with respect to Rackable Systems or any of its subsidiaries, (f) failure of such named executive officer to perform his responsibilities and duties, (g) non-satisfactory performance of such named executive officer’s duties and obligations in the good faith determination of the Board, provided that such non-satisfactory performance is due to events that are within such officer’s control, or (h) any other material breach of such officer’s employment agreement; provided that it shall only be deemed cause pursuant to clauses (d), (e), (f) or (g) if the named executive officer is given written notice describing the basis of cause and fails to cure within thirty days; and

“good reason”—is defined as one or more of the following events: (a) a reduction in the base salary, (b) Rackable Systems’ breach of its obligations to the named executive officer in connection with his compensation, or (c) the relocation of the named executive officer to a location more than fifty miles from such officer’s then present location; provided that it shall only be deemed good reason pursuant to clause (b) if Rackable Systems is given written notice describing the basis of breach and fails to cure within thirty days.

Thomas K. Barton

We entered into an employment agreement with Mr. Barton on December 23, 2002 having an initial term of five years and entered into an amendment of this agreement on September 1, 2005. In the event that we terminate Mr. Barton’s employment without cause or if he terminates his employment for good reason, Mr. Barton is entitled to receive severance equal to twelve months of salary and twelve months of continued medical benefits for him and for his covered dependents. These payments will be payable at such times as such amounts would have been payable had Mr. Barton not been terminated. In addition, if such termination occurs before December 23, 2007, the vesting of all of Mr. Barton’s options shall accelerate by twelve months and he will be able to exercise them for twelve months following termination. Mr. Barton’s entitlement to these severance benefits is conditioned upon: (a) the execution by Mr. Barton of a general release for the benefit of Rackable Systems, and (b) compliance of Mr. Barton with his duties of confidentiality, no-solicitation and assignment of inventions. If Mr. Barton’s employment is terminated for any other reason, payment of his base salary will cease on his termination date.

Mr. Barton agreed that during his employment or following termination of his employment, he will not make any untruthful statement that intentionally defaces the goodwill or reputation of Rackable Systems, its affiliates, or its other service providers. Mr. Barton further agreed that during the term of his employment and for two years following termination of his employment, he will not: (a) induce any employee of Rackable Systems to cease their service for Rackable Systems; (b) hire any person who was an employee of Rackable Systems at any time during Mr. Barton’s employment; (c) solicit, or service any business relation, customer or prospective client of Rackable Systems with respect to products that have been provided by Rackable Systems during the twelve-month period prior to the termination of Mr. Barton’s employment, or which Rackable Systems is currently in the process of developing; or (d) induce any customer, supplier, or other business relation of Rackable Systems to cease doing business with Rackable Systems.

If Mr. Barton had been terminated without cause or resigned for good reason on December 29, 2006, the last business day of Rackable Systems’ last fiscal year, and assuming Mr. Barton signed an appropriate release and did not breach his obligations, he would have been entitled to receive from Rackable Systems a monthly severance payment of $29,557 per month for the following twelve months for a total payment of $354,688. The monthly payment reflects a base salary of $28,333 and COBRA premiums of $1,224. In addition, Mr. Barton’s unvested options to purchase 210,417 shares of Rackable Systems’ common stock (reflecting acceleration of vesting of the unvested options by twelve months) would have been exercisable until December 29, 2007, representing a value of $5,105,947. The value of vesting acceleration is based on the closing price of Rackable Systems common stock on December 29, 2006 ($30.97) with respect to in-the-money unvested option shares minus the exercise price of the unvested option shares.

Todd R. Ford

We entered into an employment agreement with Mr. Ford on December 23, 2002 having an initial term of five years and entered into an amendment of this agreement on September 1, 2005. This agreement, as amended, contains the same terms as Mr. Barton’s agreement described above in the event that we terminate Mr. Ford’s employment without cause or if he terminates his employment for good reason.

If Mr. Ford had been terminated without cause or resigned for good reason on December 29, 2006, the last business day of Rackable Systems’ last fiscal year, and assuming Mr. Ford signed an appropriate release and did not breach his obligations, he would have been entitled to receive from Rackable Systems a monthly severance payment of $22,932 per month for the following twelve months for a total payment of $275,188. The monthly payment reflects a base salary of $21,708 and COBRA premiums of $1,224. In addition, Mr. Ford’s unvested options to purchase 207,292 shares of Rackable Systems’ common stock (representing acceleration of vesting of the unvested options by twelve months) would have been exercisable until December 29, 2007, representing a value of $5,094,665. The value of vesting acceleration is based on the closing price of Rackable Systems common stock on December 29, 2006 ($30.97) with respect to in-the-money unvested option shares minus the exercise price of the unvested option shares.

Madhu Ranganathan

We entered into an offer letter agreement with Ms. Ranganathan dated October 28, 2005. In the event that we terminate Ms. Ranganathan’s employment without cause, Ms. Ranganathan is entitled to receive severance payments of her base salary and COBRA premiums through the earlier of three months from the termination date or until Ms. Ranganathan commences full-time employment for another entity. Any such amounts will be payable at such times as such amounts would have been paid had Ms. Ranganathan not been terminated. Ms. Ranganathan’s agreement does not include definition of cause.

If Ms. Ranganathan had been terminated on December 29, 2006, the last business day of Rackable Systems’ fiscal year, without cause, and assuming Ms. Ranganathan did not commence a new full time employment before March 31, 2007, she would have received from Rackable Systems a severance payment of $17,097 per month (which includes a monthly COBRA premium of $431) for the following three months, which represents a total payment of $51,294.

Robert Weisickle

We entered into an offer letter agreement with Mr. Weisickle on January 25, 2006. The compensation payable to Mr. Weisickle, if he had remained with Rackable Systems, in the event of termination varies depending on the nature of the termination. In the event that we terminate Mr. Weisickle’s employment without cause, Mr. Weisickle would have been entitled to receive severance payments of his base salary and COBRA premiums for him and for his dependents through the earlier of three months from the termination date or until Mr. Weisickle commences full-time employment for another entity. Any such amounts would have been payable at such times as such amounts would have been paid had Mr. Weisickle not been terminated. Mr. Weisickle’s agreement did not include a definition of cause.

If Mr. Weisickle had been terminated on December 29, 2006, the last business day of Rackable Systems’ last fiscal year, without cause, and assuming Mr. Weisickle did not commence new full time employment before March 31, 2007, he would have received from Rackable Systems a severance payment of $19,378 per month (which includes a monthly COBRA premium of $1,045) for the following three months, which represents a total payment of $58,136.

Termination of Employment Upon Change of Control

Thomas K. Barton and Todd Ford

We entered into an option agreement with each of Mr. Barton and Mr. Ford dated December 23, 2002, each of which was amended on September 1, 2005, covering the terms of Mr. Barton’s and Mr. Ford’s options to purchase 500,000 shares of Rackable Systems’ common stock. Pursuant to the option agreements in the event of a sale of the company the vesting of these options shall accelerate and they will become exercisable simultaneously with the consummation of the sale of the company. The options shall be assumed, substituted or continued by the surviving company following such event only if agreed to by the surviving corporation on terms satisfactory to the Board, and if these options are not assumed, substituted or continued, then the portions of the options that has not been exercised prior to the sale of Rackable Systems shall expire.

Pursuant to Mr. Barton’s and Mr. Ford’s employment agreement if the total amount of payments and benefits to be provided by Rackable Systems in connection with a change in control would cause Mr. Barton or Mr. Ford to incur “golden parachute” excise tax liability, then the payments and benefits will be reduced to the extent necessary to leave him in a better after-tax position than if no such reduction had occurred. The agreement does not provide for any tax “gross-up” payments.

For the purpose of these option agreements a “sale of the company” is defined as any one or more of the following: (a) a sale of all or substantially all of the consolidated assets of Rackable Systems; or (b) the transfer or other disposition of outstanding equity securities of Rackable Systems such that after giving effect to such transfer, the purchaser would control the right to appoint at least a majority of the members of the Board.

If a change in control had occurred on December 29, 2006, the last business day of Rackable Systems’ last fiscal year, assuming no reduction for “golden parachute” reasons described above, each of Mr. Barton and Mr. Ford would have been entitled to an accelerated vesting of his 100,000 unvested shares, which represent a benefit of $3,026,000. The value of vesting acceleration is based on the closing price of Rackable Systems common stock on December 29, 2006 ($30.97) with respect to in-the-money unvested option shares minus the exercise price of the unvested option shares.

Madhu Ranganathan

Pursuant to Ms. Ranganathan’s offer letter the compensation payable to Ms. Ranganathan in the event of a change in control varies depending on the nature of the termination. If within 12 months following a change in control Ms. Ranganathan is terminated without cause, given a position of substantially lesser responsibility or required to relocate to an office more than 30 miles from Rackable Systems’ corporate offices, Ms. Ranganathan will be eligible for a lump sum cash payment in the amount equal to the fair market value of all unvested option shares on the date of the occurrence of the triggering event less the exercise price for such unvested option shares. In addition, Ms. Ranganathan shall be entitled to the following benefits until the earlier of six months from the triggering event or the date Ms. Ranganathan commences full time employment: (a) base salary; and (b) payment of COBRA premiums for Ms. Ranganathan and her dependents. Any such amounts will be payable at such times as such amounts would have been paid had Ms. Ranganathan not been terminated. Change of control is defined as an exchange of more than 50% of Rackable Systems’ equity securities in an acquisition. Ms. Ranganathan’s offer letter does not include a definition of cause.

If a change in control occurred on December 29, 2006, the last business day of Rackable Systems’ last fiscal year, and assuming Ms. Ranganathan had been terminated without cause immediately thereafter, Ms. Ranganathan would have received from Rackable Systems a severance payment of $760,312. The fair market value of Rackable Systems’ shares used in the calculation of such amount is the closing market price as of December 29, 2006. In addition, assuming Ms. Ranganathan would not commence new full time employment before June 30, 2007, she would have been entitled to a monthly payment of $17,097 (which includes a monthly COBRA premium of $431) for the following six months for a total benefit of $102,587.

Thomas Gallivan

We entered into an offer letter agreement with Mr. Gallivan, dated September 8, 2004. If within 12 months following a change in control Mr. Gallivan had been terminated without cause, given a position of substantially lesser responsibility or required to relocate, the vesting of all of Mr. Gallivan’s options to purchase Rackable Systems common stock would have accelerated and become exercisable. Change of control is defined as an exchange of more than 50% of Rackable Systems’ equity securities in an acquisition.

If a change in control occurred on December 29, 2006, the last business day of Rackable Systems’ last fiscal year, and assuming Mr. Gallivan had been terminated without cause immediately thereafter, Mr. Gallivan would have been entitled to acceleration of all of his unvested shares, 97,084, representing a total value of $2,014,497. The value of vesting acceleration is based on the closing price of Rackable Systems common stock on December 29, 2006 ($30.97) with respect to in-the-money unvested option shares minus the exercise price of the unvested option shares.

Robert Weisickle

Pursuant to Mr. Weisickle’s offer letter if within twelve months following a change of control Mr. Weisickle had been terminated without cause, given a position of substantially lesser responsibility or required to relocate to an office more than 30 miles from our corporate offices, the vesting of 50% of Mr. Weisickle’s option to purchase 125,000 shares of common stock of Rackable Systems would have accelerated and the option would have become exercisable immediately. Change of control is defined as an exchange of more than 50% of Rackable Systems’ equity securities in an acquisition.

If a change in control occurred on December 29, 2006, the last business day of Rackable Systems’ last fiscal year, and assuming Mr. Weisickle had been terminated without cause immediately thereafter, Mr. Weisickle would have been entitled to acceleration of 75,000 unvested shares. However, the total value of the unvested option shares would have been $0, due to the options being out of the money. The closing price of Rackable Systems common stock on December 29, 2006 ($30.97) was less than the exercise price of the unvested option shares.

Change of Control Plans

We adopted two change in control benefit plans in 2006 for certain executive officers. The participants’ eligibility for benefits under each of these plans is conditioned upon the following: (1) the participant confirms in writing that he or she will be subject to the provisions of the employee’s proprietary information agreement or confidentiality agreement with Rackable Systems; and (2) the participant has not during the twelve months period following the change in control: (a) willfully materially breached his proprietary information or confidentiality agreement with Rackable Systems; (b) solicited any of Rackable Systems’ then current employees to leave Rackable Systems’ employ or interfered with employment relationships between Rackable Systems and its then current employees; or (c) induced any of Rackable Systems’ business relations to terminate or diminish their existing business relationship with Rackable Systems.

Under each of these plans if the payments to be made to under a plan would subject the recipient to an excise tax pursuant to Section 280G of the Internal Revenue Code, the payments will be reduced to the amount equal to the greatest dollar amount that would not subject the recipient to the imposition of the excise tax.

Unless otherwise indicated in the descriptions below, in each of the following change on control plans:

“Change in control” is defined as the occurrence , in a single transaction or in a series of related transactions, of either of the following events: (a) a merger, consolidation or similar transaction involving Rackable Systems or a tender offer or exchange offer addressed to the stockholders of Rackable Systems, where following each such event the stockholders of Rackable Systems immediately prior thereto do not own, directly or indirectly, either voting securities representing more than fifty percent of the voting power of the surviving entity or its parent entity, in each case in substantially the same proportions as their ownership of the outstanding voting securities of Rackable Systems immediately prior to such transaction; or (b) a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of Rackable Systems and its subsidiaries, other than a transaction to an entity, that more than fifty percent of the voting securities of which are owned by stockholders of Rackable Systems in substantially the same proportions as their ownership of the securities of Rackable Systems immediately prior to such transaction;

“Constructive termination” is defined as a resignation of employment by a participant within ninety days after one of the following is undertaken without the participant’s express written consent: (a) Rackable Systems significantly reduces the participant’s responsibilities, but a change in the participant’s title shall not be taken into account in such determination; (b) Rackable Systems reduces the participant’s compensation, taken as a whole, unless such reduction is made in connection with an across-the-board, proportionate reduction of substantially all executives’ compensation because Rackable Systems is in financial distress; (c) Rackable Systems reduces the participant’s eligibility to participate in Rackable Systems’ benefit programs that is inconsistent with the eligibility of other similarly situated employees; or (d) a relocation of the participant’s primary business office to a location more than thirty miles from the location at which he predominately performed duties prior to such relocation, except for required business travel to an extent substantially consistent with the participant’s prior business travel obligations. A termination shall not constitute a constructive termination unless within the fifteen day period following the occurrence of the conduct, the participant provides the Chief Executive Officer of Rackable Systems with written notice specifying the particulars of the conduct and that the participant deems such conduct to be constructive termination, and the conduct described has not been cured within fifteen days following receipt of such notice;

“Termination without cause” is defined as termination for any reason other than the participant: (a) willfully refuses to perform in any material respect his duties or responsibilities or willfully disregards in any material respect any financial or other budgetary limitations established in good faith by the Board; (b) willfully engages in conduct that causes material and demonstrable injury, monetarily or otherwise, to Rackable Systems, including, misappropriation or conversion of assets of Rackable Systems; or (c) engages in an act of moral turpitude causing material and demonstrable injury to Rackable Systems or otherwise demonstrates unfitness to serve as an officer of Rackable Systems or conviction of or entry of a plea of nolo contendere to a felony. No act or failure by the participant shall be deemed “willful” if done, or omitted to be done, in good faith and with the reasonable belief that the action was in the best interest of Rackable Systems.

Change of Control Plan for Mr. Barton and Mr. Ford

In August 2006, we adopted a Change in Control Plan (the “Plan”). Pursuant to the terms of the Plan, if there is a change of control of Rackable Systems on or before June 8, 2007, such as a merger, consolidation or other acquisition of Rackable Systems, Mr. Barton and Mr. Ford will be entitled to receive a cash payment equal to 1.7% in the case of Mr. Barton, and 1.5% in the case of Mr. Ford, of the “premium” received in the change in control. The “premium” is calculated by subtracting the value of the company on the date of announcement (i.e. the value obtained by multiplying the fully-diluted number of shares of Rackable Systems common stock outstanding on the date of announcement by the average closing sales price of the common stock during the 10 trading days prior to the date of announcement) from the transaction value (i.e. the value obtained by multiplying the fully-diluted number of shares of Rackable Systems common stock outstanding on the date of the change in control by the value received per share of common stock in the change in control). Pursuant to the Plan the fully diluted outstanding number of shares is calculated using the treasury stock method as described in SFAS No. 128.

Pursuant to the Plan a participant will not be eligible to receive benefits under the Plan (or will receive reduced benefits under the Plan) if participant’s employment with Rackable Systems terminates before the consummation of a change in control transaction for any reason other than for termination without cause. Each of Mr. Barton and Mr. Ford agreed to waive the acceleration of vesting of options granted to them between August 15, 2006 and June 8, 2007, to which they are entitled under their employment agreement in the event of termination without cause or resignation for good reason, if they receive benefits under the Plan.

If a change in control had occurred on December 29, 2006, the last business day of Rackable Systems’ last fiscal year, and assuming: (a) the premium received was $87,835,298, based on a company’s value of $878,352,986 (using a stock price of $30.692, the average closing sales price of the common stock during the 10 trading days prior to December 29, 2006) of and a transaction value of $966,188,284 (assuming ten percent premium); (b) each one of the participants executed a release and complied with the other obligations, and (c) no application of Section 280G to reduce the payments, then the participants would have been eligible for the following benefits:

Participant	Estimated Benefit (1)
Mr. Barton	$1,493,200
Mr. Ford	$1,317,529

(1)	The estimated benefit under the Plan does not reflect the participants’ waivers for certain benefits. For a complete summary of payments and benefits please see below under “Summary of Benefits.”

Change of Control Plan for Ms. Ranganathan and Mr. Gallivan

In October 2006, we adopted a Change in Control Severance Benefit Plan (the “Severance Plan”). Pursuant to the terms of the Severance Plan, Ms. Ranganathan shall be, and Mr. Gallivan would have been had he remained with Rackable Systems, entitled to the following benefits if, on or before June 8, 2007, a termination of their employment without cause or constructive termination of their employment, occurs within the period commencing three months prior to a change in control and ending on June 8, 2007:

•	0.30% of the “premium” received in the change in control in the case of Ms. Ranganathan,

•	0.35% of the “premium” received in the change in control in the case of Mr. Gallivan.

The “premium” is the same as defined above for Mr. Barton’s and Mr. Ford’s change of control plan.

Ms. Ranganathan agreed to waive her right to receive cash payments with respect to the unvested portion of her stock option granted between September 1, 2006 and June 8, 2007, to which she may be entitled pursuant to her offer letter, in the event of a pre-second anniversary event if she receives benefits under the Severance Plan. Mr. Gallivan agreed to waive his right to acceleration of his unvested options with respect to grants made on or following September 1, 2006, to which Mr. Gallivan may be entitled under his offer letter, in the event of a pre-second anniversary event, if he receives benefits under the Severance Plan. Pre-second anniversary event is defined as both the change in control of Rackable Systems and termination of employment occurring prior to June 8, 2007.

If a change in control had occurred on December 29, 2006, the last business day of Rackable Systems’ last fiscal year, and assuming: (a) each one of Ms. Ranganathan and Mr. Gallivan was terminated without cause; (b) the premium received was $87,835,298 assuming a company value of $878,352,986 and transaction value of $966,188,284 (assuming ten percent premium), (c) each one of the participants executed a release and complied with the other obligations, and (d) no application of Section 280G to reduce the payments, then the participants would have been eligible for the following benefits in addition to any salary and other severance payments to which that participant is eligible for:

Participant	Estimated Benefit (1)
Ms. Ranganathan	$260,501
Mr. Gallivan	$307,423

(1)	The estimated benefit under the Severance Plan does not reflect the participants’ waivers for certain benefits. For a complete summary of payments and benefits please see below under “Summary of Benefits.”

Summary of Benefits

The following tables describe the potential payments and benefits upon employment termination or change in control for our named executive officers, as if their employment had terminated as of December 29, 2006 and as if a change in control had occurred on December 29, 2006, as applicable, based on the assumptions described above with respect to each individual and each compensation component.

Thomas K. Barton

Compensation and Benefits	No Change in Control Termination without Cause or for Good Reason	Change in Control
		Sale of Rackable Systems			Change in Control that is not Sale of Rackable Systems
		No Termination	Termination without Cause		No Termination	Termination without Cause
Base Salary	$340,000		$340,000		—	$340,000
COBRA Premium	$14,688	—	$14,688		—	$14,688
Bonus	—	$1,493,200	$1,493,200		$1,493,200	$1,493,200
Vesting Acceleration	$5,105, 947	$3,026,000	$4,948,009	(1)	—	$4,948,009	(1)

(1)	This number reflects the adjusted acceleration, to which Mr. Barton is entitled pursuant to his employment agreement and his waiver pursuant to his Participation Notice of the Plan.

Todd Ford

Compensation and Benefits	No Change in Control Termination without Cause or for Good Reason	Change in Control
		Sale of Rackable Systems			Change in Control that is not Sale of Rackable Systems
		No Termination	Termination without Cause		No Termination	Termination without Cause
Base Salary	$260,500	—	$260,500		—	$260,500
COBRA Premium	$14,688	—	$14,688		—	$14,688
Bonus	—	$1,317,529	$1,317,529		$1,317,529	$1,317,529
Vesting Acceleration	$5,094,665	$3,026,000	$4,948,009	(1)	—	$4,948,009	(1)

(1)	This number reflects the adjusted acceleration, to which Mr. Ford is entitled based on his employment agreement and his waiver pursuant to his Participation Notice in the Plan.

Madhu Ranganathan

Compensation and Benefits	No Change in Control Termination without Cause	Change in Control Termination without Cause or Constructive Termination
Base Salary	$50,000	$100,000
COBRA Premium	$1,294	$2,587
Cash Payment	—	$760,312	(1)
Bonus per Severance Plan	—	$260,501

(1)	This number reflects the adjusted cash payment, to which Ms. Ranganathan is entitled based on her offer letter and waiver pursuant to her Participation Notice in the Severance Plan.

Thomas Gallivan

Compensation and Benefits	Change in Control Termination without Cause or Constructive Termination
Vesting Acceleration	$2,014,497	(1)
Bonus per Severance Plan	$307,423

(1)	This number reflects the adjusted cash payment, to which Mr. Gallivan is entitled based on his offer letter and waiver pursuant to his Participation Notice in the Severance Plan.

Robert Weisickle

Compensation and Benefits	No Change in Control Termination without Cause	Change in Control Termination without Cause, Diminution of his Position or Relocation
Base Salary	$55,000	$55,000
COBRA Premium	$3,136	$3,136
Vesting Acceleration	—	—

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As noted above, our Compensation Committee currently consists of Mr. Maulick, Mr. Barrenechea and Mr. Boesenberg. Mr. Griffiths and Mr. Schwartz previously served on the Compensation Committee during 2006. None of the members of our Compensation Committee has at any time been an officer or employee of Rackable Systems. No member of our Board or our Compensation Committee served as an executive officer of another entity that had one or more of our executive officers serving as a member of that entity’s board or compensation committee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of transactions in 2006 to which we have been a party, in which the amount involved in the transaction exceeds $120,000, and in which any of our directors, former or current executive officers or, to our knowledge, holders of more than 5% of our capital stock had or will have a direct or indirect material interest.

Mr. Griffiths a member of our Board of Directors, is an executive officer of WebEx Communications, Inc. which is a customer of Rackable Systems. In 2006, WebEx purchased approximately $2.47 million of products and services from us.

Policies and Procedures For Review of Related Party Transactions

In March 2007, the Board of Directors approved a written Related-Person Transactions Policy. Under this policy, any proposed transaction that has been identified as a Related-Person Transaction may be consummated or materially amended only following approval by the Audit Committee. A “Related-Person Transaction” is any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which our company and any Related Person are, were or will be participants in which the amount involved exceeds $60,000, other than transactions involving compensation for services provided to us as an employee, consultant or director shall not be considered Related-Person Transactions.

For purposes of our policy, a “Related Person” is:

•	any person who is, or at any time since the beginning of our last fiscal year, was, a director or executive officer or a nominee to become a director;

•	a security holder known by us to be the beneficial owner of more than 5% of any class of our voting securities;

•

an “immediate family member” of any of the foregoing, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of such person, and any person (other than a tenant or employee) sharing the household of such person; and

•

a firm, corporation or other entity in which any of the foregoing persons is an executive, partner or principal or similar control position or in which such person has a 5% or greater beneficial ownership interest.

In the event that it is inappropriate for the Audit Committee to review the transaction for reasons of conflict of interest or otherwise, after taking into account possible recusals by Audit Committee members, then the Related-Person Transaction shall be approved by another independent body of the Board of Directors. The Audit Committee or such other committee is referred to in the policy as the Committee. Under this policy, any Related-Person Transaction, if not a Related-Person Transaction when originally consummated, or if not initially identified as a Related-Person Transaction prior to consummation, shall be submitted to the Audit Committee for review and ratification as soon as reasonably practicable. The Committee shall consider whether to ratify and continue, amend and ratify, or terminate or rescind such Related-Person Transaction. In the event that we propose to enter into, or materially amend, a Related-Person Transaction, our management shall present such Related-Person Transaction to the Committee for review, consideration and approval or ratification. The presentation shall include, to the extent reasonably available, a description of:

•	all of the parties thereto;

•	the interests, direct or indirect, of any Related Person in the transaction in sufficient detail so as to enable the Committee to fully assess such interests;

•	a description of the purpose of the transaction;

•

all of the materials facts of the proposed Related-Person Transaction, including the proposed aggregate value of such transaction, or, in the case in indebtedness, that amount of principal that would be involved;

•	the benefits to us of the proposed Related-Person Transaction;

•	if applicable, the availability of other sources of comparable products or services;

•

an assessment of whether the proposed Related-Person Transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to employees generally; and

•	management’s recommendation with respect to the proposed Related-Person Transaction.

In the event the Committee is asked to consider whether to ratify an ongoing Related-Person Transaction, in addition to the information identified above, the presentation shall include a description of the extent of work performed and remaining to be performed in connection with the transaction and as assessment of the potential risks and costs of termination of the transaction, and where appropriate, the possibility of modification of the transaction. The Committee, in approving or rejecting the proposed Related-Person Transaction, shall consider all the relevant facts and circumstances deemed relevant by and available to the Committee, including, but not limited to:

•	the risks, costs and benefits to us;

•	the impact on a director’s independence in the event the Related Person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the terms of the transaction;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

The Committee shall approve only those Related-Person Transactions that, in light of known circumstances, are in, or are not inconsistent with, the best interests of us and our stockholders, as the Committee determines in the good faith exercise of its discretion.

Each director and executive officer is responsible for identifying, and we request that each 5% or greater stockholder identify, any Related-Person Transaction involving such director or executive officer or his or her affiliates and immediate family members and seek approval from the Committee pursuant to this policy before he or she or, with respect to immediate family members, any of their affiliates, may engage in the transaction.

Prior to the adoption of this policy, all transactions in which our directors, officers or 5% stockholders had a direct or indirect material interest were fully described to the Board of Directors and approved in advance of the transaction.

Director Independence

Each of our directors, other than Mr. Barton, is independent within the meaning of the applicable Nasdaq listing standards. For more information on director independence, please see “Proposal 1—Election of Directors”, which disclosure is incorporated by reference here.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Rackable Systems stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Rackable Systems, Inc., Attention: Investor Relations, at 46600 Landing Parkway, Fremont, CA, 94538 or contact Rackable Systems’ Investor Relations at (510) 933-8300. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

William P. Garvey

Secretary

April 10, 2007

A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2005 is available without charge upon written request to: Corporate Secretary, Rackable Systems, Inc., 46600 Landing Parkway, Fremont, CA, 94538.

SEC FILING ONLY

Form of Proxy Card

RACKABLE SYSTEMS, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 23, 2007

The undersigned hereby appoints Thomas K. Barton, Madhu Ranganathan and William P. Garvey, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Rackable Systems, Inc. that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Rackable Systems, Inc. to be held at the company’s offices located at 46600 Landing Parkway, Fremont, CA, 94538 on Wednesday, May 23, 2007 at 9:00 a.m., local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL

NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2 AS MORE SPECIFICALLY DESCRIBED IN

THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE

VOTED IN ACCORDANCE THEREWITH.

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THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES FOR DIRECTOR LISTED BELOW.

PROPOSAL 1: To elect six directors to hold office until the 2008 Annual Meeting of Stockholders.

☐	FOR all nominees listed below (except as marked to the contrary below).	☐	WITHHOLD AUTHORITY to vote for all nominees listed below.

Nominees:	Mark J. Barrenechea Charles M. Boesenberg Thomas K. Barton Gary A. Griffiths Hagi Schwartz Ronald D. Verdoorn

To withhold authority to vote for any nominee(s) write such nominee(s)’ name(s) below:

(Continued and to be signed on other side)

(Continued from other side)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.

PROPOSAL 2:	To ratify the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

☐	FOR	☐	AGAINST	☐	ABSTAIN

Dated

SIGNATURE(S)

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Please vote, date and promptly return this proxy in the enclosed return envelope, which is postage prepaid if mailed in the United States.